Exhibit 99.1

B&G Foods Reports Financial Results for Second Quarter 2015

— Net Income Increased 16.2% —

— Updates Full Year 2015 Guidance —

Parsippany, N.J., July 22, 2015—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the second quarter and first two quarters of 2015.

Highlights (vs. year-ago quarter where applicable):

•                  Net income increased 16.2% to $18.7 million

•                  Adjusted net income* increased 8.4% to $19.0 million

•                  Diluted earnings per share increased 10.0% to $0.33

•                  Adjusted diluted earnings per share* increased 3.0% to $0.34

•                  Adjusted EBITDA* increased 2.8% to $47.4 million

•                  Following the Mama Mary’s acquisition, the Company has issued updated guidance:

•                  Adjusted EBITDA guidance increased to a range of $199.0 million to $204.0 million

•                  Adjusted diluted earnings per share guidance decreased to a range of $1.44 to $1.50, primarily due to an additional 4.2 million shares outstanding following the Company’s second quarter 2015 public offering

•                  Net sales guidance increased to a range of $875.0 million to $885.0 million

Commenting on the results, Robert C. Cantwell, President and Chief Executive Officer of B&G Foods, stated, “During the quarter, the Company achieved strong growth in adjusted net income of 8.4% and adjusted EBITDA of 2.8%.  We also continued our internal efforts to expand our adjusted EBITDA margin* (already one of the industry’s leading margins) through reduced promotional spending and cost reductions, increasing our adjusted EBITDA margin 1.8 percentage points to 24.5%.  The quarter also included a successful equity offering that reduced our net leverage and provided liquidity for acquisitions.  With a portion of the proceeds of the equity offering and consistent with our continued commitment to pursue accretive acquisitions, we are pleased to have begun the third quarter by acquiring Mama Mary’s, a leading brand of shelf-stable pizza crusts that complements very well our existing portfolio of products, including our Don Pepino pizza sauce.  The acquisition is consistent with our long-standing strategy of acquiring brands with strong category positioning at accretive purchase price multiples.”

*           Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “comparable base business net sales,” “EBITDA,” “adjusted EBITDA” and “adjusted EBITDA margin,”  as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

“We are also pleased that during the second quarter we were able to enter into a strategic partnership with DSC Logistics to provide warehousing and distribution management services at our three primary distribution centers,” Mr. Cantwell continued.  “We expect that the first of the three distribution centers will transition during the third quarter of 2015 and that after all three have transitioned by the end of the second quarter of 2016, we will achieve cost savings of approximately $8.0 million per year.  As we move into the second half of 2015, we remain encouraged by the improvements we have made in our already very strong adjusted EBITDA margin and are confident about achieving our updated full year guidance for 2015.”

Financial Results for the Second Quarter of 2015

Net sales for the second quarter of 2015 decreased 4.6% to $193.6 million from $202.9 million for the second quarter of 2014.  Almost two-thirds of the net sales decrease was attributable to Rickland Orchards.  Net sales of the Rickland Orchards brand decreased $6.1 million compared to the second quarter of 2014, a continuation of the weakness that caused the Company to impair the brand’s trademark and customer relationship intangible assets in 2014.  Partially offsetting the Rickland Orchards shortfall was an extra two weeks of sales for Specialty Brands during the second quarter of 2015 as compared to the second quarter of 2014, which positively impacted the Company’s net sales by $1.0 million.

Comparable base business net sales, which excludes the impact of acquisitions, the Rickland Orchards shortfall and the Ortega and Las Palmas recall announced in November 2014, decreased $3.8 million, or 1.9%, in the second quarter of 2015.  The $3.8 million decrease was attributable to a decrease in unit volume of $7.7 million, partially offset by an increase in net pricing of $3.9 million (due to increases in list prices and reduced promotional activity).

Gross profit for the second quarter of 2015 decreased $1.0 million, or 1.6%, to $62.0 million from $63.0 million for the second quarter of 2014.  Gross profit expressed as a percentage of net sales increased to 32.0% in the second quarter of 2015 from 31.1% in the second quarter of 2014.  The 0.9 percentage point increase resulted primarily from price increases and lower delivery costs, partially offset by minor cost increases in commodities and packaging and the negative impact of the Canadian exchange rate.

Selling, general and administrative expenses decreased $6.1 million, or 24.1%, to $19.2 million for the second quarter of 2015 from $25.3 million for the second quarter of 2014.  This decrease was primarily due to decreases in acquisition-related expenses of $4.6 million, consumer marketing of $1.1 million (primarily related to a reduction in demo spending), selling expenses of $0.7 million (including a decrease of $0.8 million for brokerage expenses, slightly offset by an increase in salesperson compensation) and other expenses of $0.2 million.  These decreases were slightly offset by an increase of $0.5 million of warehousing expenses.  Expressed as a percentage of net sales, selling, general and administrative expenses decreased 2.6 percentage points to 9.9% for the second quarter of 2015 from 12.5% for the second quarter of 2014.

Net interest expense for the second quarter of 2015 decreased $0.7 million, or 6.3%, to $11.1 million from $11.8 million in the second quarter of 2014.  The decrease was primarily attributable to a decrease in the Company’s average debt outstanding.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $18.7 million, or $0.33 per diluted share, for the second quarter of 2015, as compared to reported net income of $16.1 million, or $0.30 per diluted share, for the second quarter of 2014. The Company’s adjusted net income for the second quarter of 2015, which excludes the after tax impact of the loss on product recall and acquisition-related expenses, was $19.0 million, or $0.34 per adjusted diluted share.  The Company’s adjusted net income for the second quarter of 2014, which excludes the after tax impact of loss on extinguishment of debt, acquisition-related expenses and the non-cash gain relating to the Rickland Orchards earn-out was $17.5 million, or $0.33 per adjusted diluted share.

For the second quarter of 2015, adjusted EBITDA, which excludes the impact of acquisition-related expenses and the loss on product recall, increased 2.8% to $47.4 million from $46.1 million for the second quarter of 2014.

Financial Results for the First Two Quarters of 2015

Net sales for the first two quarters of 2015 increased $9.7 million, or 2.4%, to $410.8 million from $401.0 million for the first two quarters of 2014.  Net sales of Specialty Brands, acquired in April 2014, contributed $23.1 million to the overall increase. Net sales were negatively impacted by the Rickland Orchards brand, whose net sales decreased by $13.7 million compared to the first two quarters of 2014, a continuation of the weakness that caused the Company to impair the brand’s trademark and customer relationship intangible assets in 2014.

Net sales of Ortega products increased $4.9 million, or 7.0%.  The increase was attributable to an increase in net pricing of $2.2 million and an increase in unit volume due in part to customers restocking inventory of products affected by the Ortega and Las Palmas recall, partially offset by $1.2 million of customer refunds relating to the recall.

Comparable base business net sales, which excludes the impact of acquisitions, the Rickland Orchards shortfall and the Ortega and Las Palmas recall, increased $1.6 million, or 0.4% for the first two quarters of 2015.  The $1.6 million increase was attributable to an increase in net pricing of $7.5 million (due to increases in list prices and reduced promotional activity), offset by a decrease in unit volume of $5.9 million.

Gross profit for the first two quarters of 2015 increased $1.7 million, or 1.3%, to $129.4 million from $127.7 million for the first two quarters of 2014.  Gross profit expressed as a percentage of net sales decreased to 31.5% in the first two quarters of 2015 from 31.8% in the first two quarters of 2014.  The 0.3 percentage point decrease was attributable primarily to customer refunds in the first two quarters of 2015 relating to the Ortega and Las Palmas recall and the negative impact of the Canadian exchange rate. This reduction was partially offset by the comparable base business net sales price increase described above.

Selling, general and administrative expenses decreased $5.9 million, or 12.2%, to $42.0 million for the first two quarters of 2015 from $47.9 million for the first two quarters of 2014.  The decrease was primarily due to decreases in acquisition-related expenses of $5.4 million and consumer marketing of $3.3 million (related to a reduction in demo spending), partially offset by increases in warehousing expenses of $1.3 million and other expenses of $1.5 million.  Expressed as a percentage of net sales, selling, general and administrative expenses decreased from 11.9% for the first two quarters of 2014 to 10.2% for the first two quarters of 2015.

Net interest expense for the first two quarters of 2015 decreased $0.3 million, or 1.5%, to $22.6 million from $22.9 million in the first two quarters of 2014.  The decrease was primarily attributable to a decrease in the Company’s average debt outstanding.

The Company’s reported net income under GAAP was $38.3 million, or $0.69 per diluted share, for the first two quarters of 2015, as compared to $33.9 million, or $0.63 per diluted share, for the first two quarters of 2014. The Company’s adjusted net income for the first two quarters of 2015, which excludes the after tax impact of the loss on product recall and acquisition-related expenses, was $39.6 million, or $0.72 per adjusted diluted share. The Company’s adjusted net income for the first two quarters of 2014, which excludes the after tax impact of loss on extinguishment of debt, acquisition-related expenses and the non-cash gain relating to the Rickland Orchards earn-out, was $35.8 million, or $0.67 per adjusted diluted share.

For the first two quarters of 2015, adjusted EBITDA, which excludes the impact of acquisition-related expenses and the loss on product recall, increased 5.2% to $97.3 million from $92.5 million for the first two quarters of 2014.

Guidance

Primarily to take into account the expected impact of the recently completed Mama Mary’s acquisition, B&G Foods increased its adjusted EBITDA guidance for fiscal 2015 to a range of $199.0 million to $204.0 million and net sales guidance to a range of $875.0 million to $885.0 million.  B&G Foods also decreased its adjusted diluted earnings per share guidance for fiscal 2015 to a range of $1.44 to $1.50, primarily due to an additional 4.2 million shares outstanding following the Company’s second quarter 2015 public offering.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, July 22, 2015.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 205-6705 for U.S. callers or (913) 312-9323 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 1025071. The replay will be available from July 22, 2015 through August 5, 2015.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods), “comparable base business net sales” (base business net sales, excluding the Rickland Orchards shortfall and the impact of the Ortega and Las Palmas recall), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt); “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses); intangible asset impairment charges and related asset write-offs; gains or losses related to changes in the fair value of contingent liabilities from earn-outs; and loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales); and “adjusted EBITDA margin” (adjusted EBITDA divided by net sales); are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” and “comparable base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the second quarter and first two quarters of fiscal 2015 and 2014, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, base business net sales and comparable base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, MacDonald’s, Mama Mary’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes Static Guard, a household product brand.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ adjusted EBITDA, adjusted diluted earnings per share, net sales, and overall expectations for fiscal 2015, and the timing of and expected cost savings relating to the DSC Logistics transition. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	July 4, 2015	January 3, 2015
Assets

Current assets:
Cash and cash equivalents	$98,540	$1,490
Trade accounts receivable, net	50,361	55,925
Inventories	119,112	106,557
Prepaid expenses and other current assets	14,267	14,830
Income tax receivable	4,201	14,442
Deferred income taxes	3,078	3,275
Total current assets	289,559	196,519

Property, plant and equipment, net of accumulated depreciation of $137,145 and $129,253	115,542	116,197
Goodwill	370,589	370,424
Other intangibles, net	942,549	947,895
Other assets	16,664	18,318
Total assets	$1,734,903	$1,649,353

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$30,811	$38,052
Accrued expenses	15,746	17,644
Current portion of long-term debt	22,500	18,750
Dividends payable	19,712	18,246
Total current liabilities	88,769	92,692

Long-term debt	961,947	1,007,107
Other liabilities	4,846	7,352
Deferred income taxes	213,380	204,207
Total liabilities	1,268,942	1,311,358
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 57,976,744 and 53,663,697 shares issued and outstanding as of July 4, 2015 and January 3, 2015	580	537
Additional paid-in capital	199,832	110,349
Accumulated other comprehensive loss	(10,909)	(11,034)
Retained earnings	276,458	238,143
Total stockholders’ equity	465,961	337,995
Total liabilities and stockholders’ equity	$1,734,903	$1,649,353

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014

Net sales	$193,645	$202,889	$410,767	$401,029
Cost of goods sold	131,637	139,862	281,362	273,333
Gross profit	62,008	63,027	129,405	127,696

Operating expenses:
Selling, general and administrative expenses	19,197	25,289	42,045	47,892
Amortization expense	2,673	3,348	5,346	6,595
Gain on change in fair value of contingent consideration	—	(8,206)	—	(8,206)
Operating income	40,138	42,596	82,014	81,415

Other expenses:
Interest expense, net	11,062	11,803	22,601	22,945
Loss on extinguishment of debt	—	5,748	—	5,748
Income before income tax expense	29,076	25,045	59,413	52,722
Income tax expense	10,328	8,907	21,098	18,807
Net income	$18,748	$16,138	$38,315	$33,915

Weighted average shares outstanding:
Basic	56,627	53,654	55,193	53,652
Diluted	56,683	53,719	55,241	53,713

Basic and diluted earnings per share	$0.33	$0.30	$0.69	$0.63

Cash dividends declared per share	$0.34	$0.34	$0.68	$0.68

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014

Net income	$18,748	$16,138	$38,315	$33,915
Income tax expense	10,328	8,907	21,098	18,807
Interest expense, net	11,062	11,803	22,601	22,945
Depreciation and amortization	6,832	7,050	13,376	13,945
Loss on extinguishment of debt	—	5,748	—	5,748
EBITDA(1)	46,970	49,646	95,390	95,360
Acquisition-related expenses	23	4,642	62	5,383
Loss on product recall	401	—	1,868	—
Gain on change in fair value of contingent consideration	—	(8,206)	—	(8,206)
Adjusted EBITDA(1)	47,394	46,082	97,320	92,537
Income tax expense	(10,328)	(8,907)	(21,098)	(18,807)
Interest expense, net	(11,062)	(11,803)	(22,601)	(22,945)
Acquisition-related expenses	(23)	(4,642)	(62)	(5,383)
Loss on product recall	(401)	—	(1,868)	—
Deferred income taxes	4,614	4,500	9,233	8,594
Amortization of deferred financing costs and bond discount	877	984	1,756	2,028
Share-based compensation expense	1,334	1,177	2,517	1,742
Excess tax benefits from share-based compensation	—	—	(518)	(2,383)
Acquisition-related contingent consideration expense, including interest accretion	—	200	—	432
Changes in assets and liabilities	(13,524)	(22,453)	(7,117)	(19,674)
Net cash provided by operating activities	$18,881	$5,138	$57,562	$36,141

(1)                 EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for  cash and non-cash acquisition-related expenses, gains or losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses); intangible asset impairment charges and related asset write-offs; gains or losses related to changes in the fair value of contingent liabilities from earn-outs; and loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, non-cash intangible asset impairment charges and related asset write-offs, gains or losses related to changes in the fair value of contingent liabilities from earn-outs and loss on product recalls because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics.

However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses and income taxes, intangible asset impairment charges and related asset write-offs, gains or losses related to changes in the fair value of contingent liabilities from earn-outs and loss on product recalls.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Reported net income	$18,748	$16,138	$38,315	$33,915
Loss on extinguishment of debt, net of tax(1)	—	3,702	—	3,702
Acquisition-related expenses, net of tax	15	2,989	40	3,467
Loss on product recall, net of tax(2)	259	—	1,205	—
Gain on contingent consideration, net of tax(3)	—	(5,285)	—	(5,285)
Adjusted net income	$19,022	$17,544	$39,560	$35,799
Adjusted diluted earnings per share (4)	$0.34	$0.33	$0.72	$0.67

(1)         Loss on extinguishment of debt for the second quarter and first two quarters of 2014 includes costs relating to the termination of our prior credit agreement, which included the repayment of $121.9 million aggregate principal amount of tranche A term loans and $215.0 million aggregate principal amount of revolving loans, and the write-off of deferred debt financing costs and unamortized discount of $5.4 million and $0.3 million, respectively.

(2)         On November 14, 2014, we announced a voluntary recall for certain Ortega and Las Palmas products after learning that one or more of the spice ingredients purchased from a third party supplier contained peanuts and almonds, allergens that are not declared on the products’ ingredient statements.  The cost impact of this recall during the second quarter of 2015 was $0.4 million, which was recorded as a decrease in net sales related to customer refunds. The cost impact of this recall during the first two quarters of 2015, was $1.9 million, of which $1.2 million was recorded as a decrease in net sales related to customer refunds; $0.5 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges and customer fees; and $0.2 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs.  The charges we recorded are based upon costs incurred to date and management’s estimates of costs that have yet to be incurred.  As of July 4, 2015, accounts receivables in our unaudited consolidated balance sheet includes a $0.3 million reserve relating to the recall and prepaid expenses include a $5.0 million receivable for expected insurance recoveries relating to the recall.

(3)         On October 7, 2013, we completed the Rickland Orchards acquisition for a base purchase price of $57.5 million, of which $37.4 million was paid in cash and approximately $20.1 million was paid in shares of B&G Foods common stock.  The purchase agreement also provided that the purchase price could be increased by contingent earn-out consideration of up to $15.0 million in the aggregate based upon the achievement of revenue growth targets during fiscal 2014, 2015 and 2016 meant to achieve operating results in excess of base purchase price acquisition model assumptions.

As of the date of acquisition we estimated the original fair value of the contingent consideration to be approximately $7.6 million.  During the remainder of fiscal 2013 and the first two quarters of 2014, we recorded interest accretion expense on the contingent consideration liability of $0.2 million and $0.4 million, respectively.  At June 28, 2014, we remeasured the fair value of the contingent consideration using actual operating results through June 28, 2014 and revised forecasted operating results for the remainder of fiscal 2014, 2015 and 2016.  As a result of lower than expected net sales results for Rickland Orchards and the unlikelihood of Rickland Orchards achieving the revenue growth targets, the fair value of the contingent consideration was reduced to zero, resulting in a non-cash gain of $8.2 million that is included in gain on change in fair value of contingent consideration in the accompanying unaudited consolidated statements of operations for the second quarter and first two quarters of 2014.

(4)         For the second quarter and first two quarters of 2015, 551,330 shares of common stock issuable upon the exercise of stock options have not been included in the calculation of diluted weighted average shares outstanding because the effect would be antidilutive.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales and
Comparable Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Reported net sales	$193,645	$202,889	$410,767	$401,029
Net sales from acquisitions(1)	(1,009)	—	(23,053)	—
Base business net sales	192,636	202,889	387,714	401,029
Net sales of Rickland Orchards(2)	(1,047)	(7,142)	(2,115)	(15,789)
Customer refunds related to recall(3)	401	—	1,225	—
Comparable base business net sales	191,990	195,747	386,824	385,240

(1)         Reflects net sales for Specialty Brands for the portion of the second quarter and first two quarters of 2015 for which there is no comparable period of net sales during the same period in 2014.  Specialty Brands was acquired in April 2014.

(2)         Net sales were negatively impacted by the Rickland Orchards shortfall in the second quarter and first two quarters of 2015, a continuation of the weakness that caused the Company to impair the brand’s trademark and customer relationship intangible assets in 2014.

(3)         Reflects customer refunds relating to the Ortega and Las Palmas recall announced in November 2014.